Exhibit 99.1

Edwards Lifesciences Corporation
One Edwards Way • Irvine, CA USA •92614
Phone: 949.250.2500 • Fax: 949.250.2525
www.edwards.com

NEWS RELEASE

Media Contact:	Amanda C. Fowler, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SOLID THIRD QUARTER RESULTS

•              Strong Sales Growth of Critical Care and Vascular

•              Magna Mitral U.S. Approval Timeline Extended

•              Distribution Agreement in Japan to be Terminated

IRVINE, Calif., October 22, 2007 – Edwards Lifesciences Corporation (NYSE: EW), a world leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended September 30, 2007 of $29.1 million, or $0.48 per diluted share, compared to net income of $27.8 million, or $0.45 per diluted share for the same period in 2006. Excluding special items detailed in the reconciliation table below, third quarter 2007 net income was $27.6 million, or $0.46 per diluted share, compared to net income of $29.0 million, or $0.47 per diluted share for the previous year.

Third quarter net sales increased 5.7 percent to $261.4 million, compared to $247.4 million in the same quarter last year. Underlying sales growth was 7.8 percent excluding the impact of $10.3 million of sales from discontinued products and a $5.6 million contribution from foreign exchange.

“We are pleased to report solid third quarter results, in which total underlying sales growth trended up to 7.8%,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO. “Once again, our Critical Care and Vascular franchises made a substantial contribution to overall growth.”

“In addition, we reached another significant milestone during the quarter, as we received CE Mark to begin selling the Edwards SAPIEN transcatheter heart valve in Europe,” said Mussallem.

Sales Results

For the third quarter, the company reported Heart Valve Therapy sales of $122.8 million, a 4.7 percent increase, which included a $2.7 million positive contribution from foreign exchange. “We are continuing to see global growth in our line of Magna valves, which achieved double-digit growth this quarter,” said Mussallem. “While we are looking forward to introducing our Magna mitral valve in the U.S., we are responding to questions from the FDA and are no longer confident of a fourth quarter approval.”

Critical Care sales of $96.5 million grew 13.7 percent, which included a $2.0 million positive contribution from foreign exchange. “Critical Care achieved its strongest quarterly growth rate this year,” said Mussallem. “Global sales of our FloTrac system continued to be the biggest growth driver, with share gains in pressure monitoring products also contributing.”

Cardiac Surgery Systems sales for the quarter were $13.8 million, a decline from $21.5 million in the same quarter last year, due to last year’s sale of the company’s Brazil-based perfusion product line and this year’s sale of the TMR product line.

Vascular sales grew 27.3 percent compared to the same period in 2006 to $22.4 million. “The very strong growth this quarter was driven by global sales of our LifeStent product line,” added Mussallem.

“Additionally, we are making progress toward a landmark PMA approval for our stent in the SFA position and are looking forward to the one-year clinical trial data being presented at the TCT conference tomorrow. However, we will not receive the approval by the end of this year as we are currently responding to additional FDA questions.”

Domestic and international sales for the third quarter were $118.1 million and $143.3 million, respectively.

Termination of Distributed Product Line in Japan

As part of Edwards’ ongoing strategy to focus on proprietary products, the company decided to terminate its distribution of a third-party’s line of intra aortic balloon pumps in Japan. “This will enable our Japan operations to further increase their focus on selling the FloTrac and PreSep systems, our recently approved critical care products,” stated Mussallem.

The parties are terminating the distribution agreement at year-end. This product line represents approximately $27 million of annual sales. Edwards anticipates this action will have a moderately dilutive impact in 2008; however, with this increased sales focus, it is expected to be accretive in 2009.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 65.3 percent compared to 64.7 percent in the same period last year. The increase was due to a more profitable product mix and the positive impact from foreign exchange, partially offset by operating costs specific to the quarter.

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Selling, general and administrative expenses were $103.2 million for the quarter, or 39.5 percent of sales. This expected higher level of spending was due to additional investments for the Edwards SAPIEN transcatheter valve launch in Europe, higher sales-related spending in the U.S. and the impact of foreign exchange.

Research and development expenses were $30.9 million for the quarter, or 11.8 percent of sales. The increased level of spending was primarily for transcatheter valve and critical care development efforts.

During the quarter, a third-party warehouse fire destroyed the company’s inventory in Brazil. This fire did not result in a significant disruption of Edwards’ operations. The company recorded a $2.5 million special pre-tax gain in the quarter in connection with the estimated insurance settlement.

Free cash flow generated during the quarter was $43.7 million, calculated as cash flow from operating activities of $59.4 million minus capital expenditures of $15.7 million. Total debt at September 30, 2007 was $211.2 million. Cash and cash equivalents were $175.7 million at the end of the quarter, resulting in net debt of $35.5 million.

In the quarter, the company repurchased 1 million shares of common stock for $47.4 million.

Nine-Month Results

For the nine months ended September 30, 2007, the company recorded net income of $97.2 million, or $1.59 per diluted share, compared to $109.8 million, or $1.76 per diluted share for the same period of 2006. Excluding special items detailed in the reconciliation table below, non-GAAP net income for the first nine months in 2007 was $95.7 million, or $1.57 per diluted share, compared to net income of $94.0 million, or $1.51 per diluted share for the previous year.

Net sales for the first nine months of 2007 totaled $798.1 million, an increase of 3.5 percent over the same period last year. Foreign exchange contributed $16.8 million to the period’s growth and was more than offset by discontinued businesses of $31.4 million. Underlying growth was 5.5 percent for the first nine months. Domestic and international sales for the first nine months were $362.7 million and $435.4 million, respectively.

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Free cash flow generated in the first nine months was $90.2 million, calculated as cash flow from operating activities of $133.3 million minus capital expenditures of $43.1 million.

2007 Outlook

“Our previous full-year expectations remain unchanged,” said Mussallem. “However, results may trend toward the lower end of our sales and earnings guidance ranges if Magna mitral is not approved in the fourth quarter.

“Specifically, for full-year 2007, we expect total sales between $1.070 to $1.110 billion. For Heart Valve Therapy, we expect sales between $510 to $520 million. In Critical Care, we are maintaining our guidance of $385 to $395 million. In Cardiac Surgery Systems, we expect sales between $55 to $60 million. Lastly, in Vascular, we still project sales of $85 to $95 million. All of these projections assume foreign currencies remain at current levels.

“At current FX levels, we project fourth quarter diluted EPS of $0.52 to $0.54 and are comfortable with our previous 2007 diluted EPS guidance of $2.08 to $2.12, excluding special items,” stated Mussallem.

About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring. Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies. The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, LifeStent, PERIMOUNT Magna, and Swan-Ganz. Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its third quarter results. To participate in the conference call, dial (877) 407-8037 or (201) 689-8037. For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 256909. The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards’ web site at www.edwards.com or www.edwards.com/InvestorRelations.

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This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the company’s ability to achieve financial goals for sales, gross margin, net income, earnings per share and free cash flow; regulatory approval of new products in, and competitive dynamics associated with, the company’s heart valve therapy product line; the continued adoption and sales of the FloTrac system, PreSep catheters and LifeStent products; the timing and progress of clinical studies relating to the company’s transcatheter valve technologies and the market opportunity for these products; the timing of an SFA indication for the LifeStent product; and the impact on the company’s results of foreign exchange and special items. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include the potential opportunity of the company’s transcatheter valve programs and the ability of the company to continue to lead in the development of this field; the success and timing of new product launches; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; and other risks detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2006.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and gains, results of discontinued product lines, and fluctuations in exchange rates. Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Certain guidance is provided on a non-GAAP basis that excludes special items and foreign exchange fluctuations due to the inherent difficulty in forecasting such items. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Edwards, and Edwards SAPIEN are trademarks of Edwards Lifesciences Corporation. Edwards Lifesciences, Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, Magna, PERIMOUNT Magna, PreSep and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the United States Patent and Trademark Office. LifeStent is a trademark of Edwards Lifesciences AG and is registered in the United States Patent and Trademark Office.

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EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2007	2006	2007	2006

Net sales	$261.4	$247.4	$798.1	$771.4
Cost of goods sold	90.7	87.4	278.6	276.2

Gross profit	170.7	160.0	519.5	495.2

Selling, general and administrative expenses	103.2	91.7	303.5	280.9
Research and development expenses	30.9	28.1	88.8	84.2
Special (gains) charges, net	(2.5)	2.0	(2.5)	(22.5)
Interest expense, net	0.4	0.8	1.0	2.3
Other (income) expenses, net	(0.1)	0.7	(1.5)	1.7

Income before provision for income taxes	38.8	36.7	130.2	148.6

Provision for income taxes	9.7	8.9	33.0	38.8

Net income	$29.1	$27.8	$97.2	$109.8

Earnings per share:
Basic earnings per share	$0.51	$0.48	$1.69	$1.87
Diluted earnings per share	$0.48	$0.45	$1.59	$1.76

Weighted average common shares outstanding:
Basic	57.1	58.2	57.5	58.8
Diluted	62.4	63.6	63.0	64.1

Operating Statistics
As a percentage of net sales:
Gross profit	65.3%	64.7%	65.1%	64.2%
Selling, general and administrative expenses	39.5%	37.1%	38.0%	36.4%
Research and development expenses	11.8%	11.4%	11.1%	10.9%
Income before provision for income taxes	14.8%	14.8%	16.3%	19.3%
Net income	11.1%	11.2%	12.2%	14.2%

Effective tax rate	25.0%	24.3%	25.3%	26.1%

Computation of Diluted Earnings per Share
Net income	$29.1	$27.8	$97.2	$109.8
Adjustment for interest expense included in net income	1.0	1.0	3.0	3.0
Adjusted net income	$30.1	$28.8	$100.2	$112.8

Weighted average common shares outstanding used to calculate diluted earnings per share excluding contingent convertible debt	59.7	60.9	60.3	61.4
Weighted average common shares outstanding for the contingent convertible debt	2.7	2.7	2.7	2.7
Weighted average common shares outstanding used to calculate diluted earnings per share including the contingent convertible debt	62.4	63.6	63.0	64.1

Diluted earnings per share including the contingent convertible debt	$0.48	$0.45	$1.59	$1.76

Note: Numbers may not foot due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	September 30,	December 31,
	2007	2006
ASSETS

Current assets
Cash and cash equivalents	$175.7	$182.8
Accounts and other receivables, net	136.7	127.1
Inventories, net	158.3	142.1
Deferred income taxes	25.9	21.8
Prepaid expenses and other current assets	68.2	57.8
Total current assets	564.8	531.6

Property, plant and equipment, net	228.0	213.0
Goodwill	337.7	337.7
Other intangible assets, net	107.0	116.1
Investments in unconsolidated affiliates	36.8	20.2
Deferred income taxes	7.7	14.5
Other assets	17.7	13.7

Total assets	$1,299.7	$1,246.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$198.8	$226.2
Convertible debt	150.0	—
Total current liabilities	348.8	226.2

Long-term debt	61.2	235.9
Other long-term liabilities	65.9	35.3

Stockholders’ equity
Common stock	68.4	67.0
Additional contributed capital	666.3	603.7
Retained earnings (1)	532.8	433.9
Accumulated other comprehensive income (loss)	2.9	(15.8)
Common stock in treasury, at cost	(446.6)	(339.4)
Total stockholders’ equity	823.8	749.4

Total liabilities and stockholders’ equity	$1,299.7	$1,246.8

(1)  Effective January 1, 2007, the Company adopted Financial Accounting Standard Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). The adoption of FIN 48 increased the January 1, 2007 balance of retained earnings by $1.7 million.

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and gains, results of discontinued products, and fluctuations in exchange rates. Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Certain guidance is provided only on a non-GAAP basis that excludes special items and foreign exchange fluctuations due to the inherent difficulty in forecasting such items. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, nor superior to, the corresponding measures calculated in accordance with GAAP.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Special (Gains) Charges, net - The Company incurred certain special charges and gains in 2007 and 2006 related to the following:

1)

Gain on estimated insurance settlement: $2.5 million gain in the third quarter of 2007 from the estimated insurance settlement from a fire that destroyed certain inventory held at a third party warehouse in Brazil;

2)	Restructure 3F Therapeutics agreements: $2.0 million charge for the final obligation to 3F in the third quarter of 2006 for the prior year’s restructuring of the 3F Therapeutics agreement;
3)	Gain on patent settlement: $20.2 million gain from a patent settlement with Medtronic in the first quarter of 2006;
4)

Gain on sale of products: $4.5 million gain from the sale of a non-strategic business in the second quarter of 2006, and $5.7 million gain from cash received in the first quarter of 2006 as the final earn-out payment in the prior year’s sale of the Japan Perfusion product line to Terumo;

5)	Impairment of assets: $2.6 million impairment charge in the second quarter of 2006 related to the revaluation of the Company’s remaining international perfusion product assets;
6)	Realignment expenses: $2.1 million charge for primarily severance expenses in the first quarter of 2006 resulting from the planned closing of a manufacturing facility;
7)	Litigation reserve: $1.2 million charge for litigation reserves in the second quarter of 2006.

Given the magnitude and unusual nature of these special charges and gains relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income.

Provision For Income Taxes - The Company benefited $3.7 million in the second quarter of 2006 related to the reversal of a valuation allowance, triggered by the gain from the sale of a product line. Given the magnitude and unusual nature of this tax event relative to the period presented, this item has been excluded from non-GAAP net income.

Results of Discontinued Products — The Company has discontinued certain products during the periods presented. As discontinued products do not have a continuing contribution to operations, management believes that excluding such items from the Company’s sales growth provides investors with a means of evaluating the Company’s on-going operations. In light of the significance of the impact these products had on the sales growth of the Company, the sales results of these products have been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2007	2006	2007	2006

GAAP net income	$29.1	$27.8	$97.2	$109.8

Reconciling items:

Special (gains) charges, net
Gain on estimated insurance settlement	(2.5)	—	(2.5)	—
Restructure 3F Therapeutics agreements	—	2.0	—	2.0
Gain on patent settlement	—	—	—	(20.2)
Gain on sale of products	—	—	—	(10.2)
Impairment of assets	—	—	—	2.6
Realignment expenses	—	—	—	2.1
Litigation reserve	—	—	—	1.2
Subtotal special (gains) charges, net	(2.5)	2.0	(2.5)	(22.5)

Provision (benefit) for income taxes
Tax effect on non-GAAP adjustments (1)	1.0	(0.8)	1.0	10.4
Tax benefit from reversal of valuation allowance	—	—	—	(3.7)
Subtotal provision (benefit) for income taxes, net	1.0	(0.8)	1.0	6.7
Non-GAAP net income	$27.6	$29.0	$95.7	$94.0

Non-GAAP earnings per share:
Basic non-GAAP earnings per share	$0.48	$0.50	$1.66	$1.60
Diluted non-GAAP earnings per share (2)	$0.46	$0.47	$1.57	$1.51

Weighted average shares outstanding:
Basic	57.1	58.2	57.5	58.8
Diluted	62.4	63.6	63.0	64.1

(1)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdiction of the transaction applying the local statutory tax rate.

(2)  Diluted non-GAAP earnings per share is calculated by adding back to net income $1.0 million for the quarter in interest expense related to the convertible debt for the quarter, and $3.0 million for the nine month period, then dividing by the weighted average diluted shares outstanding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

(in millions)

					2007 Adjusted		2006 Adjusted
Sales by Product Line (QTD)	3Q 2007	3Q 2006	Change	GAAP Growth Rate	Discontinued Product Line Impact	3Q 2007 Underlying Sales	Discontinued Product Line Impact	FX Impact	3Q 2006 Underlying Sales	Underlying Growth % *
Heart Valve Therapy	$122.8	$117.3	$5.5	4.7%	$(1.2)	$121.6	$(2.9)	$2.7	$117.1	3.9%
Critical Care	96.5	84.9	11.6	13.7%	—	96.5	—	2.0	86.9	11.0%
Cardiac Surgery Systems	13.8	21.5	(7.7)	(35.8)%	(1.1)	12.7	(9.2)	—	12.3	3.2%
Vascular	22.4	17.6	4.8	27.3%	—	22.4	(0.5)	0.5	17.6	27.5%
Other Distributed Products	5.9	6.1	(0.2)	(3.3)%	—	5.9	—	0.4	6.5	(5.1)%
Total Sales	$261.4	$247.4	$14.0	5.7%	$(2.3)	$259.1	$(12.6)	$5.6	$240.4	7.8%

					2007 Adjusted		2006 Adjusted
Sales by Product Line (YTD)	YTD 3Q 2007	YTD 3Q 2006	Change	GAAP Growth Rate	Discontinued Product Line Impact	YTD 2007 Underlying Sales	Discontinued Product Line Impact	FX Impact	YTD 2006 Underlying Sales	Underlying Growth % *
Heart Valve Therapy	$383.6	$370.2	$13.4	3.6%	$(5.0)	$378.6	$(9.2)	$8.5	$369.5	2.5%
Critical Care	284.8	255.6	29.2	11.4%	—	284.8	—	5.6	261.2	9.0%
Cardiac Surgery Systems	45.8	69.1	(23.3)	(33.7)%	(5.4)	40.4	(29.9)	0.6	39.8	1.4%
Vascular	64.9	54.9	10.0	18.2%	—	64.9	(1.8)	1.9	55.0	18.1%
Other Distributed Products	19.0	21.6	(2.6)	(12.0)%	—	19.0	(0.9)	0.2	20.9	(6.2)%
Total Sales	$798.1	$771.4	$26.7	3.5%	$(10.4)	$787.7	$(41.8)	$16.8	$746.4	5.5%

Sales by Region (QTD)	3Q 2007	3Q 2006	Change	GAAP Growth Rate
United States	$118.1	$114.9	$3.2	2.8%
Europe	71.0	61.0	10.0	16.4%
Japan	39.9	40.0	(0.1)	(0.3)%
Rest of World	32.4	31.5	0.9	2.9%
International	143.3	132.5	10.8	8.2%
Total	$261.4	$247.4	$14.0	5.7%

Sales by Region (YTD)	YTD 3Q 2007	YTD 3Q 2006	Change	GAAP Growth Rate
United States	$362.7	$358.6	$4.1	1.1%
Europe	223.4	194.8	28.6	14.7%
Japan	120.8	124.6	(3.8)	(3.0)%
Rest of World	91.2	93.4	(2.2)	(2.4)%
International	435.4	412.8	22.6	5.5%
Total	$798.1	$771.4	$26.7	3.5%

* Numbers may not calculate due to rounding.